Exhibit 10.25
[Date]

[Name]
[Address]

Dear ___________:

I am pleased to confirm that, at the ______________ meeting of the Compensation and Management Development Committee (the “Committee”) of the Company’s Board of Directors, you were selected to receive an incentive award under the Triumph Group, Inc. Executive Incentive Plan (the “Executive Plan”) for fiscal ____. All defined terms used in this award notice without definition have the meanings set forth in the Executive Plan, a copy of which is provided with this award notice or has been previously provided to you.
Under the Executive Plan, you received an award with the potential to earn $_____________ at Target, based upon the Company’s achievement of [a performance goal] selected by the Committee. For fiscal ____, the [performance goal] selected by the Committee at the ___________ meeting was ____________, with a Target Performance Goal of ____%, a Threshold Performance Goal of ____% and an Overachievement Performance Goal of ____%. The Performance Period for this incentive award is from ___________ to __________. The Award Period for this incentive award is from __________ to ____________.
As soon as practicable after the end of the Performance Period, the Committee shall determine the level at which the Performance Goal was achieved and determine the exact Earned Incentive Award in accordance with the terms of the Executive Plan. Please note, in accordance with the terms of the Executive Plan, one-third of the Earned Incentive Award shall remain subject to forfeiture until the end of the three-year Award Period and shall be forfeited if at least the Threshold Performance Goal is not achieved for the Award Period.
The value of the Earned Incentive Award shall be divided between an Earned Cash Award (___% of the Earned Incentive Award) and an Earned Stock Award (___% of the Earned Incentive Award). The number of shares of restricted stock to be issued as the Earned Stock Award will be based upon the Triumph Group stock price at the time the Committee determines the Performance Goal achievement. The Earned Incentive Award issued under the Triumph Group, Inc. 2013 Equity and Cash Incentive Plan (the “2013 Plan”) and shall be subject to restrictions and forfeiture in accordance with the terms of the 2013 Plan for the remainder of the Award Period. At the end of the Award Period, and subject to the forfeiture restrictions and other provisions of the Executive Plan and the 2013 Plan, the Earned Incentive Award will be paid to you. Such payment will be made to you between ____________ and ____________.
If you have any questions about this award, please contact ____________ at Corporate (____________).
Thank you for your efforts and your contribution to the success of Triumph Group, Inc.

Sincerely,